Exhibit 10.1

SOLENO THERAPEUTICS, INC.

KEY EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

1. Introduction. This Soleno Therapeutics, Inc. Key Executive Change in Control and Severance Plan (as may be amended from time to time, this “Plan”) has been adopted by Soleno Therapeutics, Inc. (the “Company”), effective as of January 21, 2026 (the “Effective Date”), in order to provide specified severance pay and benefits to Eligible Employees who (a) incur qualifying terminations of employment, and (b) abide by the terms and conditions for participation in, and receipt of such pay and benefits, as set forth in the Plan.

2. Important Terms. The following capitalized words and phrases will have the meanings set forth in this Section 2:

2.a. “Administrator” means the Company, acting through the Board (as defined below), the Compensation Committee of the Board or another duly constituted committee of members of the Board, or any person to whom the Administrator or the Board has delegated any authority or responsibility with respect to the Plan pursuant to Section 12, but only to the extent of such delegation.

2.b. “Board” means the Board of Directors of the Company.

2.c. “Cause” has the meaning set forth in the Participant’s Participation Agreement for such term. The determination of whether grounds for Cause exists, including the determination of the cure of any event and/or action, omission or event constituting grounds for Cause, will be made in all cases by the Administrator in accordance with authorities and deference afforded to the Administrator under Section 12 of the Plan.

2.d. “Change in Control” means the first occurrence of any of the following events on or after the Effective Date:

(1) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection. For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(2) If the Company has a class of securities registered pursuant to Section 11 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection, if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(3) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection, the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection. For purposes of this subsection, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.e. “Change in Control Period” means, unless otherwise defined in a Participant’s Participation Agreement, the time period beginning three months prior to the consummation of a Change in Control and ending on (and inclusive of) the date that is twelve (12) months following such Change in Control.

2.f. “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation under the Code will include such section or regulation, and any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation amending, supplementing or superseding such section or regulation.

2.g. “Company” means Soleno Therapeutics, Inc., a Delaware corporation, and any successor as described in Section 23.

2.h. “Deferred Payments” means any Severance Benefits to be paid or provided to a Participant pursuant to this Plan and any other severance payments or separation benefits to be paid or provided to such Participant, that in each case, when considered together, are considered deferred compensation under Section 409A.

2.i. “Disability” means total and permanent disability as defined in Code Section 22(e)(3). The Administrator will determine whether a Participant has incurred a Disability based on such evidence as the Administrator deems necessary or advisable. The Administrator’s determination as to a Participant’s Disability will be final and binding.

2.j. “Effective Date” has the meaning assigned to it in Section 1 of the Plan.

2.k. “Eligible Employee” means an employee who is a member of a “select group of management or highly compensated employees” (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA) of the Company or of any parent or subsidiary of the Company and who has been designated by the Administrator as being eligible to participate in the Plan and has been provided a Participation Agreement by the Administrator.

2.l. “Employer” means, with respect to an Eligible Employee, the Company or the parent or subsidiary of the Company that directly employs such employee.

2.m. “Equity Awards” mean a Participant’s outstanding Company stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units, and other Company equity compensation awards, if any.

2.n. “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended. Any reference to a specific section of ERISA will include such section and any valid regulation or other applicable guidance that has been promulgated under such section and is in effect and any comparable provision of any future legislation amending, supplementing or superseding such section then in effect.

2.o. “Good Reason Termination” has the meaning set forth in the Participant’s Participation Agreement for such term. The determination of whether a Good Reason Termination exists, including the determination of the cure of any event and/or breach constituting a Good Reason Termination, will be made in all cases by the Administrator in accordance with authorities and deference afforded to the Administrator under Section 12 of the Plan.

2.p. “Involuntary Termination” means the termination of a Participant’s employment with the Employer under the circumstances described in Section 4. For the avoidance of doubt, an Involuntary Termination will not be considered to occur upon transfer of a Participant’s employment between Employers.

2.q. “Monthly Base Salary” means a Participant’s monthly base salary rate in effect immediately before the date on which his or her Involuntary Termination occurs; provided, however, that if the Involuntary Termination is a Good Reason Termination (if and to the extent the Participant’s Participation Agreement provides eligibility for benefits upon such Good Reason Termination) based on the clause of the applicable definition of Good Reason Termination (if any), relating to a material reduction by the Company in the Participant’s then-current annual base salary, then Participant’s Monthly Base Salary will be not less than his monthly base salary rate in effect immediately prior to such reduction; provided, further, that in the event Participant’s Involuntary Termination occurs during the Change in Control Period, then the Eligible Employee’s Monthly Base Salary will be not less than his or her monthly base salary rate in effect immediately before the Change in Control Period. The determination of the amount of a Participant’s Monthly Base Salary will be made by the Administrator, in accordance with the records of the Employer.

2.r. “Participant” means an Eligible Employee who has timely and properly executed and timely delivered his or her Participation Agreement to the Administrator, as set forth therein. A Participant’s Severance Benefit levels will be determined by the Administrator and reflected in the Participant’s Participation Agreement, as designated by the Administrator in its sole discretion.

2.s. “Participation Agreement” means the individual agreement provided by the Administrator to an employee of an Employer designating such employee as an Eligible Employee under the Plan. A form of Participation Agreement is attached hereto as Appendix A.

2.t. “Section 409A” means Section 409A of the Code.

2.u. “Severance Benefits” means the separation-related compensation and other benefits that a Participant will be provided in the circumstances described in Section 4 and set forth in his or her Participation Agreement.

2.v. “Target Bonus” means a Participant’s annualized target bonus amount under the applicable Employer bonus plan, as in effect for the performance period in which the Participant’s Involuntary Termination occurs; provided, however, that in the event such Involuntary Termination occurs during the Change in Control Period, then the Participant’s Target Bonus will be not less than such target bonus amount for the Participant as in effect for the performance period in which the Change in Control occurs. The determination of the amount of a Participant’s Target Bonus will be made by the Administrator, in accordance with the records of the Employer.

2.w. “Time-based Equity Award” means any Equity Award granted to an applicable Participant that, as of the applicable date, is scheduled to vest based solely on the Participant’s continued service with the Employer, the Company, and/or any parent and/or subsidiary of the Company, as applicable, through the scheduled date(s) of vesting. For the avoidance of doubt, an outstanding Equity Award (or portion thereof) granted to a Participant for which, as of the applicable date, any performance-based vesting requirements have been fully achieved or otherwise no longer apply, and which remains subject solely to vesting requirements based only on the Participant’s continued service with the Employer, the Company and/or any parent and/or subsidiary of the Company, as applicable, through the scheduled date(s) of vesting, is considered a Time-based Equity Award as of the applicable date.

3. Eligibility for Severance Benefits. A Participant is eligible for Severance Benefits under the Plan, as described in Section 4, only if he or she is an Eligible Employee on the date he or she experiences an Involuntary Termination and otherwise satisfies the requirements of the Plan.

4. Involuntary Termination.

4.a. Involuntary Termination During Change in Control Period. If, during the Change in Control Period, (a) the Employer terminates a Participant’s employment with the Employer for a reason other than (x) Cause, (y) the Participant’s death, or (z) the Participant’s Disability, or (b) the Participant terminates his or her employment with the Employer due to a Good Reason Termination (but with respect to clause (b), only if so provided in the Participant’s Participation Agreement), then, solely to the extent specifically provided in the Participant’s Participation Agreement, the Participant will receive the following Severance Benefits, subject to Section 5 and Sections 7 through 11 and the Participant’s compliance with Sections 6.1 and 6.3:

4.1.1 Cash Severance Benefit. Payments of cash severance for the period and in the amounts set forth in the Participant’s Participation Agreement;

4.1.2 COBRA Benefit. If the Participant and any spouse and/or other dependents of the Participant (“Family Members”) have coverage under the group health plan(s) sponsored by the Company on the date of the Participant’s Involuntary Termination (such coverage, “Qualifying Health Coverage”), either reimbursement for the payments the Participant makes, or direct payments by the Company or the Employer to the insurance provider, at the Company’s election, of the premiums for medical, vision and dental coverage for Participant and Participant’s eligible dependents under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or comparable applicable state law (“COBRA”) (such reimbursements or direct payments, the “COBRA Benefits”) for the period set forth in the Participant’s Participation Agreement or until Participant has secured other employment that provides group health insurance coverage, whichever occurs first, subject to Participant timely electing COBRA coverage, remaining eligible for COBRA continuation coverage and, with respect to reimbursements, timely paying for COBRA coverage. Any COBRA reimbursements under this Plan will be made by the Company to Participant consistent with the Company’s normal expense reimbursement policy, provided further that Participant submits documentation to the Company substantiating his or her payments for COBRA coverage. Notwithstanding anything to the contrary in the Plan or any Participation Agreement, if at any time the Company determines in its sole discretion that the COBRA Benefits contemplated by this Section 4.1.2 cannot be provided to a Participant without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), such Participant will not receive such COBRA Benefits, and Participant will not receive any benefits or payments in lieu thereof; and

4.1.3 Equity Award Vesting Acceleration Benefit. The Participant’s Equity Awards will accelerate vesting to the extent provided in the Participant’s Participation Agreement.

4.1.4 Miscellaneous Benefit(s). The Participant will be entitled to such additional benefits, if any, to the extent and on the terms and conditions provided in the Participant’s Participation Agreement.

4.b. Involuntary Termination Other Than During the Change in Control Period. If, following six (6) months of employment by Participant, (a) the Employer terminates a Participant’s employment for a reason other than (x) Cause, (y) the Participant’s death, or (z) the Participant’s Disability, or (b) the Participant terminates his or her employment with the Employer due to a Good Reason Termination (but with respect to clause (b), only if so provided in the Participant’s Participation Agreement), and in either case such Involuntary Termination does not occur during the Change in Control Period, then, solely to the extent specifically provided in the Participant’s Participation Agreement, the Participant will receive the following Severance Benefits, subject to Section 5 and Sections 7 through 11 and the Participant’s compliance with Sections 6.1 and 6.3:

4.2.1 Cash Severance Benefit. Payments of cash severance for the period and in the amounts set forth in the Participant’s Participation Agreement;

4.2.2 COBRA Benefit. If the Participant and any Family Members have Qualifying Health Coverage, COBRA Benefits for the period set forth in the Participant’s Participation Agreement or until Participant has secured other employment that provides group health insurance coverage, whichever occurs first, and subject to Participant timely electing COBRA coverage, remaining eligible for COBRA continuation coverage and, with respect to reimbursements, timely paying for COBRA coverage. Any COBRA reimbursements under this Plan will be made by the Company to Participant consistent with the Company’s normal expense reimbursement policy, provided further that Participant submits documentation to the Company substantiating his or her payments for COBRA coverage. Notwithstanding anything to the contrary in the Plan or any Participation Agreement, if at any time the Company determines in its sole discretion that the COBRA Benefits contemplated by this Section 4.2.2 cannot be provided to a Participant without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), such Participant will not receive such COBRA Benefits, and Participant will not receive any benefits or payments in lieu thereof; and

4.2.3 Equity Award Vesting Acceleration Benefit. The Participant’s Equity Awards will accelerate vesting to the extent provided in the Participant’s Participation Agreement.

4.2.4 Miscellaneous Benefit(s). The Participant will be entitled to such additional benefits, if any, to the extent and on the terms and conditions provided in the Participant’s Participation Agreement.

5. Limitation on Payments.

5.a. Reduction of Severance Benefits. If any payment or benefit that Participant would receive from the Company, an Employer or any other party whether in connection with the provisions in this Plan or otherwise (the “Payments”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments will be either delivered in full, or delivered as to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in Participant’s receipt, on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some of the Payments may be subject to the Excise Tax. If a reduction in Payments is made in accordance with the immediately preceding sentence, the reduction will occur, with respect to the Payments considered parachute payments within the meaning of Code Section 280G, in the following order: (i) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced); (ii) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the equity awards (that is, the most recently granted equity awards will be cancelled first); (iii) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the equity awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (iv) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). In no event will Participant have any discretion with respect to the ordering of Payment reductions. Participant will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Plan, and neither the Company nor any Employer or other affiliate of the Company will have any responsibility, liability or obligation to reimburse, indemnify or hold harmless any Participant for any of those payments of personal tax liability.

5.b. Determination of Excise Tax Liability. Any determinations required under this Section 5 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company, whose determinations will be conclusive and binding upon Participant and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Participant will furnish to the Firm such information and documents as the Firm reasonably may request in order to make determinations under this Section 5. The Company will bear the costs and make all payments required to be made to the Firm for the Firm’s services that are rendered in connection with any calculations contemplated by this Section 5. Neither the Company, the Employer nor any parent, subsidiary, or other affiliate of the Company will have any liability to Participant for the determinations of the Firm.

6. Conditions to Receipt of Severance Benefits.

6.a. Severance Benefits Release Requirement. Notwithstanding any contrary Plan provision, as a condition to receiving any Severance Benefits, a Participant will be required to sign and not revoke a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Severance Release”). In all cases, the Severance Release must become effective and irrevocable no later than the sixtieth (60th) calendar day following the Participant’s Involuntary Termination (the “Severance Release Deadline Date”). If the Severance Release does not become effective and irrevocable by the Severance Release Deadline Date, the Participant will forfeit any right to receive any and all Severance Benefits. In no event will any Severance Benefits be paid or provided until the Severance Release becomes effective and irrevocable.

6.b. Other Requirements. A Participant’s receipt of Severance Benefits will be subject to the Participant continuing to comply with the provisions of the Participant’s Severance Release and the terms of any confidentiality, information and inventions agreement, and any other written agreement or agreements between the Participant and the Company (or Employer, as applicable) under which the Participant has a material duty or obligation to the Company (or Employer, as applicable). Any Severance Benefits will terminate immediately for a Participant if the Participant, at any time, violates any such agreement and/or his or her Severance Release, and Participant will be obligated to repay all Severance Benefits paid or provided to the Participant.

7. Payment Timing. Provided that a Participant’s Severance Release becomes effective and irrevocable by the Severance Release Deadline Date (as defined in Section 6) and subject to Section 9 and the terms of the Participant’s Participation Agreement, any Severance Benefits will be paid, or in the case of installments, will commence, on the sixtieth (60th) day following the Participant’s Involuntary Termination (the “Payment Date”), and any Severance Benefits otherwise payable to the Participant during the period immediately following the Participant’s Involuntary Termination through the Payment Date will be paid in a lump sum to the Participant on the Payment Date, with any remaining payments to be made as provided in the Plan or the Participant’s Participation Agreement, as applicable; provided, however, that any Severance Benefits consisting of the acceleration of stock options or restricted stock awards will be effective immediately upon the effectiveness and irrevocability of the Severance Release. Notwithstanding the foregoing, any Equity Awards that are restricted stock units, performance shares, performance units, and/or similar full value awards (other than restricted stock) (the “Full Value Awards”) that accelerate vesting under Section 4 will be settled, subject to any delay required by Section 9 below (or the terms of the Full Value Award agreement or other Company plan, policy, or arrangement governing the settlement timing of the Full Value Award to the extent such terms specifically require any different payment timing in order to comply with or be exempt from the requirements of Section 409A, as applicable), on the Payment Date.

8. Exclusive Benefits; Non-Duplication of Benefits.

8.a. Prior Benefits. The benefits, if any, provided under this Plan will be the exclusive benefits for a Participant related to his or her termination of employment with the Employer and/or a change in control of the Company and will supersede and replace any severance and/or change in control benefits and/or acceleration of vesting provisions set forth in any offer letter, employment or severance agreement, equity award agreement and/or other agreement between the Participant and the Company or the Employer (including without limitation any Participation Agreement previously entered into between the Participant and the Company), as applicable, in effect as of the date the Participant enters into a Participation Agreement. Further, for the avoidance of doubt, if at the time of becoming a Participant under the Plan, the Participant otherwise was eligible to participate in any other Company or Employer severance and/or change in control plan, program or arrangement, or under a written employment agreement or offer of employment letter between the Participant and the Company or Employer, as applicable (whether or not subject to ERISA), then participation in this Plan will supersede and replace eligibility in such other plan, program, agreement, letter or arrangement.

8.b. Future Benefits. In the event that, after becoming a Participant, the Participant becomes entitled to receive a Severance Benefit under this Plan and such benefit duplicates a benefit that otherwise would be provided to the Participant under any other Company or Employer plan, program or arrangement, or under a written employment agreement or offer of employment letter between the Participant and the Company or Employer (collectively, the “Other Plan”), as a result of the Participant’s termination of Executive’s employment with the Employer, then the Participant will be entitled to receive the greater of (a) the Severance Benefit available under this Plan, and (b) the benefit available under such Other Plan.

9. Section 409A.

9.a. General. Notwithstanding anything to the contrary in this Plan or any Participation Agreement, no Deferred Payments, if any, will be paid or provided until the Participant has a “separation from service” within the meaning of Section 409A (a “Separation from Service”). Similarly, no Severance Benefits payable to a Participant, if any, which otherwise would be exempt from Section 409A pursuant to Treasury Regulations Section 1.409A-1(b)(9), will be payable until the Participant has a Separation from Service.

9.b. Exemption; Compliance. It is intended that none of the Severance Benefits will constitute Deferred Payments within the meaning of Section 409A, but rather that all payments and benefits under this Plan will be exempt from Section 409A as payments that would fall within the “short-term deferral period” or result from an involuntary separation from service (as defined in Section 409A), as described in Section 9.d. It also is intended that, to the extent any such Severance Benefits otherwise are not excluded from coverage under Section 409A pursuant to the exceptions in the immediately preceding sentence, they are excluded from coverage under Section 409A pursuant to the “limited payment” exception under Treasury Regulations Section 1.409A-1(b)(9)(v)(D), but only to the extent permitted by such regulation. In no event will a Participant have discretion to determine the taxable year of payment of any Deferred Payment.

9.c. Required Delay. Notwithstanding any contrary Plan provision, if a Participant is a “specified employee” within the meaning of Section 409A at the time of his or her Separation from Service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following such Separation from Service, will become payable on the date that is six (6) months and one (1) day following the date of such Separation from Service. Any subsequent Deferred Payment, if any, will be payable in accordance with the payment schedule applicable to such payment. Notwithstanding anything herein to the contrary, in the event of the Participant’s death following his or her Separation from Service, but before the date six (6) months following such Separation from Service, then any payments delayed in accordance with this Section 9.c will be payable in a lump sum as soon as administratively practicable after the date of the Participant’s death and any other Deferred Payment will be payable in accordance with the payment schedule applicable to such payment. Each payment, installment and benefit payable under this Plan is intended to constitute a separate payment under Treasury Regulations Section 1.409A-2(b)(2).

9.d. Certain Exemptions. Any amount paid under this Plan that (x) satisfies the requirements of the “short-term deferral” rule set forth in Treasury Regulations Section 1.409A-1(b)(4) or (y) qualifies as a payment made as a result of an involuntary separation from service pursuant to Treasury Regulations Section 1.409A-1(b)(9)(iii) that does not exceed the limit set forth in Treasury Regulations Section 1.409A-1(b)(9)(iii)(A) will not constitute a Deferred Payment for purposes of Section 9. All amounts paid under this Plan will be paid to the applicable Participant as provided under the Plan and the Participant’s Participation Agreement, but in no event later than the last day of the second taxable year of the Participant following the taxable year of the Participant in which the Participant’s Separation from Service occurs.

9.e. Interpretation; Other Requirements. The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the Severance Benefits to be provided under the Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein will be interpreted to so comply or be exempt. For purposes of the Plan, to the extent required to be exempt from or comply with Section 409A, any references to Participant’s Involuntary Termination or similar phrases relating to the termination of a Participant’s employment will be references to his or her Separation from Service (as defined in Section 9.a). Notwithstanding any contrary Plan provision, including but not limited to Section 15, the Company, by action of the Administrator, reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of any Participant or other person or entity, to comply with Section 409A or to avoid income recognition under Section 409A or to otherwise avoid the imposition of additional tax under Section 409A prior to the actual payment or provision of any Severance Benefits. In no event will Participant have any discretion to choose Participant’s taxable year in which any payments or benefits are provided under this Plan. In no event will the Company, any Employer or any parent, subsidiary or other affiliate of the Company have any responsibility, liability or obligation to reimburse, indemnify or hold harmless Participant for any taxes, penalties or interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.

10. Withholdings. The Employer and/or Company (and/or any parent, subsidiary or other affiliate of the Company, as applicable) will have the right and authority to deduct from any payments or benefits all applicable federal, state, local, and/or non-U.S. taxes or other required withholdings and payroll deductions (“Withholdings”). Prior to the payment of any amounts or provision of any benefits under this Plan, the Employer and/or Company (and/or any parent, subsidiary or other affiliate of the Company, as applicable) is permitted to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits. Neither the Company, the Employer nor any parent, subsidiary or other affiliate of the Company will have any responsibility, liability or obligation to pay the Participant’s taxes arising from or relating to any payments or benefits under this Plan.

11. Indebtedness of Participants. If a Participant is indebted to the Company (or Employer, as applicable) on the date of the Participant’s Involuntary Termination, the Company reserves the right to offset the payment of any Severance Benefits under the Plan by the amount of such indebtedness. Such offset shall be made only to the extent permitted under applicable laws. The Participant’s execution of the Participant’s Participation Agreement constitutes knowing written consent to the foregoing.

12. Administration. The Company is the “administrator” of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered, interpreted and operated by the Administrator (in its sole discretion). The Administrator will have the exclusive right and full discretion to (a) interpret the Plan, (b) designate the management or highly compensated employees of the Employer who are eligible to participate in the Plan and to provide Participation Agreements to any such Eligible Employees, (c) decide any and all matters arising under the Plan or any Participation Agreement (including the right to remedy possible ambiguities, inconsistencies, or omissions), (d) make, amend and rescind such rules as it deems necessary or appropriate for the proper administration of the Plan, and (e) make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including eligibility for any benefit or payment under the Plan. Any decision made or other action taken by the Administrator (or its authorized delegates) with respect to the Plan, and any interpretation by the Administrator (or its authorized delegates) of any term or condition of the Plan (including but not limited with respect to whether an Involuntary Termination or a Change in Control has occurred), or any related document, will be final, conclusive and binding on all persons and be given the maximum possible deference allowed by law. The Administrator (a) in its sole discretion and on such terms and conditions as it may provide, may delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (b) has the authority to act for the Company as to any matter pertaining to the Plan. The Administrator is the appropriate named fiduciary of the Plan solely for purposes of the Plan’s claims and appeal procedures set forth in Section 16.

13. Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2 and 12, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.

14. Term. The Plan will become effective upon the Effective Date and will terminate automatically upon the completion of all benefits (if any) under the terms of the Plan.

15. Amendment or Termination. The Company, by action of the Board or the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice (except as otherwise provided below) to any Participant or other person or entity, and without regard to the effect of the amendment or termination on any Participant or such other person or entity. Any amendment or termination of the Plan must be in writing. In addition, notwithstanding the preceding, upon, in connection with or after a Change in Control, the Company, without a Participant’s written consent, may neither amend or terminate the Plan in any way nor take any other action under the Plan, which (i) prevents that Participant from becoming eligible for Severance Benefits, or (ii) reduces or alters to the detriment of the Participant the Severance Benefits, if any, payable, or potentially payable, to him or her (including, without limitation, imposing additional conditions).

16. Claims and Review Procedures.

16.a. General. Any Participant who believes he or she is entitled to but has not received a benefit or payment under the Plan or disagrees with the determination of the amount of any Plan benefit or payment or any other decision regarding his or her interest under the Plan (or his or her authorized legal representative) (the “Claimant”) must submit such claim (the “Claim”) in writing to the Administrator at the following address within ninety (90) calendar days after the date the Claimant first knew or should have known of the facts on which the Claim is based, unless the Administrator consents otherwise in writing or ERISA provides otherwise: Soleno Therapeutics, Inc., Administrator of the Soleno Therapeutics, Inc. Key Executive Change in Control and Severance Plan, 100 Marine Parkway, Suite 400, Redwood City, CA 94065. The Claim must set forth the nature of the benefit claimed, the amount of such benefit and the basis for claiming entitlement to such benefit.

16.b. Claims Procedure. If a Claimant submits a Claim (as defined below) to the Administrator in accordance with the requirements set forth in Section 16.a, and the Claim is denied (in full or in part), the Claimant will be provided a written notice of such denial within ninety (90) calendar days after the Administrator’s receipt of the Claim, unless special circumstances require an extension of time (up to ninety (90) more calendar days), in which case written notice of the extension will be given to the Claimant within the initial ninety (90)-day review period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the Claim. The denial notice will include: (a) the specific reason(s) for the denial; (b) references to the specific Plan provision(s) on which the denial was based; (c) a description of any additional material or information that is necessary to perfect the Claim and an explanation of why such material or information is necessary; (d) a description of the Plan’s procedures for appealing the denial and the time limits applicable to such procedures; (e) a statement regarding the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal pursuant to the Plan’s procedures; and (f) any other information required by ERISA.

16.c. Appeal Procedure. A Claimant may appeal a denied Claim by filing a request for review of such denial in writing with the Administrator at the address noted in Section 16.a. Such request must be made no later than sixty (60) calendar days following the date the Claimant received the written notice of denial or such later deadline as may be prescribed by ERISA. The Claimant then has the right to review and obtain copies of all documents and other information relevant to the Claim, upon written request and at no charge, and to submit comments, documents and other information relating to such Claim in writing. If the Claimant files a timely appeal, as described above, the Administrator will provide written notice of its decision on review (whether or not adverse) within sixty (60) calendar days after it received the timely request for review, unless special circumstances require a longer period of time, in which case a decision will be rendered as soon as possible, but not later than one hundred and twenty (120) calendar days after receipt of the timely review request. The Claimant will be given written notice of any such extension before the end of the original sixty (60)-day review period, as well as the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the Administrator denies the appealed Claim, the notice of denial will include: (a) the specific reason(s) for the denial; (b) references to the specific provision(s) of the Plan on which the denial was based; (c) a statement that the Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to such Claim; (d) a statement regarding the Claimant’s right to bring a civil action under Section 502(a) of ERISA following the denial on review pursuant to the Plan’s procedures; and (e) any other information required by ERISA.

16.d. Exhaustion of Plan’s Claims and Appeal Procedure Required; Limitations on any Legal Actions; Venue. Exhaustion of the Plan’s applicable claims and appeal procedure set forth in this Section 16 is mandatory for resolving any Claim under the Plan before initiating any legal action relating to the Claim. Any legal action with respect to a Claim, if permitted, must be brought (a) no later than one (1) year after the Administrator’s denial of such Claim on appeal, regardless of any state or federal statutes establishing provisions relating to limitations on actions, and (b) in the U.S. District Court for the Northern District of California. In any such action, all determinations made by the Administrator (and its authorized delegates) in connection with its review of the Claim will be afforded the maximum possible deference permitted by law.

17. Attorneys’ Fees. The parties will each bear their own expenses, legal fees and other fees incurred in connection with this Plan.

18. Source of Payments. The Plan will be maintained at all times in a manner to be considered “unfunded” for purposes of ERISA. Any Severance Benefits will be paid from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment or benefit under the Plan will be any greater than the right of any other general unsecured creditor of the Company, the Employer or any other parent, subsidiary or affiliate of the Company.

19. No Guarantee of Tax Consequences. Participants (or their beneficiaries) solely will be responsible for any and all taxes with respect to any payments or benefits provided under the Plan. None of the Administrator, the Company, the Employer or any parent, subsidiary or other affiliate of the Company makes any guarantees regarding the tax treatment to any person of any payments or benefits provided under the Plan.

20. Inalienability. In no event may any current or former employee of any Employer sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan, except as provided in this Section 20. Any other attempted assignment, transfer, conveyance, or other disposition of a Participant’s right to compensation or other benefits will be null and void. At no time will any of a Participant’s rights or interests under the Plan be subject to the claims of creditors nor liable to attachment, execution or other legal process. If any payments or benefits are payable to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

21. Death. Notwithstanding anything to the contrary in the Plan, if a Participant dies after his or her Involuntary Termination and after the Participant (or the authorized representative of the Participant’s estate) have timely executed and returned the Severance Release to the Administrator (without having timely revoked it) but before receiving all of the payments and benefits otherwise payable to him or her, such remaining payments and benefits instead will be paid to the executor of the Participant’s estate, on behalf of the estate, at the time(s) and in the form(s) applicable to such payments and benefits, as applicable, under the Plan.

22. No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company, the Employer or any parent, subsidiary or other affiliate of the Company. The Company and the applicable Employers expressly reserve the right to discharge any of their employees at any time and for any reason, with or without cause or notice, as permitted by applicable law. However, as described in the Plan, a Participant may be entitled to benefits under the Plan depending upon the circumstances of the termination of his or her employment.

23. Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

24. Applicable Law. The provisions of this Plan will be construed, administered, and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the State of California (but not its conflict of laws provisions).

25. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

26. Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning, construction or interpretation of the Plan’s provisions.

27. Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of the Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

28. Additional Information.

Plan Name:	Soleno Therapeutics, Inc. Key Executive Change in Control and Severance Plan

Plan Sponsor:	Soleno Therapeutics, Inc.
100 Marine Parkway, Suite 400
Redwood City, CA 94065

Plan Year:	Company’s Fiscal Year

Plan Administrator:	Soleno Therapeutics, Inc.
Attention: Administrator of the Soleno Therapeutics, Inc. Key Executive Change in Control and Severance Plan
100 Marine Parkway, Suite 400
Redwood City, CA 94065
Agent for Service of
Legal Process:	Soleno Therapeutics, Inc.
Attention: General Counsel
100 Marine Parkway, Suite 400
Redwood City, CA 94065
Service of process may also be made upon the Administrator.

Type of Plan	Severance Plan/Employee Welfare Benefit Plan

Plan Costs	The cost of the Plan is paid by the Company.

29. Statement of ERISA Rights. Participants have certain rights and protections under ERISA:

They may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Plan’s annual report (Internal Revenue Service Form 5500). These documents are available for review in the Company’s Human Resources Department.

They may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Eligible Executives, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of Eligible Executives. No one, including the Company or any other person, may fire or otherwise discriminate against an Eligible Executive in any way to prevent them from obtaining a benefit under the Plan or exercising rights under ERISA. If an Eligible Executive’s claim for a severance benefit is denied, in whole or in part, they must receive a written explanation of the reason for the denial. An Eligible Executive has the right to have the denial of their claim reviewed. (The claim review procedure is explained above.)

Under ERISA, there are steps Eligible Executives can take to enforce the above rights. For instance, if an Eligible Executive requests materials and does not receive them within 30 days, they may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay the Eligible Executive up to $110 a day until they receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If an Eligible Executive has a claim which is denied or ignored, in whole or in part, they may file suit in a state or federal court. If it should happen that an Eligible Executive is discriminated against for asserting their rights, they may seek assistance from the U.S. Department of Labor, or may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If the Eligible Executive is successful, the court may order the person sued to pay these costs and fees. If the Eligible Executive loses, the court may order the Eligible Executive to pay these costs and fees, for example, if it finds that the claim is frivolous.

If an Eligible Executive has any questions regarding the Plan, please contact the Administrator. If an Eligible Executive has any questions about this statement or about their rights under ERISA, they may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. An Eligible Executive may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

* * *

Appendix A

FORM OF

SOLENO THERAPEUTICS, INC.

KEY EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

PARTICIPATION AGREEMENT

Soleno Therapeutics, Inc. (the “Company”) is pleased to inform you, [NAME], that you have been selected to participate in the Company’s Key Executive Change in Control and Severance Plan (the “Plan”). A copy of the Plan has been delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan, including this Participation Agreement.

In order to actually become a Participant in the Plan, as described in the Plan, you must complete and sign this Participation Agreement and return it to [legal@soleno.life] by no later than [DATE].

The Plan describes in detail certain circumstances under which you, if you are a Participant in the Plan, may become eligible for Severance Benefits and certain other benefits enumerated hereunder. Any capitalized term used in this Participation Agreement that is not otherwise defined herein will have the meaning ascribed to such term in the Plan.

As described more fully in the Plan, if you are a Participant in the Plan, you may become eligible for certain Severance Benefits under Section 4.1 of the Plan if, during the Change in Control Period, either (a) your Employer terminates your employment for a reason other than (x) Cause (as defined in Exhibit A attached hereto and made a part of this Participation Agreement), (y) your death, or (z) your Disability or (b) you terminate your employment with your Employer as a result of a Good Reason Termination (as defined in Exhibit A attached hereto and made a part of this Participation Agreement).

In addition (but in lieu of the Severance Benefits described in the immediately preceding paragraph), and as described more fully in the Plan, if you are a Participant in the Plan, you may become eligible for certain Severance Benefits under Section 4.2 of the Plan if either (a) your Employer terminates your employment for a reason other than (x) Cause, (y) your death, or (z) your Disability, or (b) you terminate your employment with the Employer as a result of a Good Reason Termination, and in each case, such termination does not occur during the Change in Control Period.

A. Involuntary Termination of Employment Not During the Change in Control Period.

In the event of an Involuntary Termination that occurs under the circumstances described in Section 4.2 of the Plan in subclause (a) or (b) (that is, (a) the Employer terminates your employment for a reason other than (x) Cause, (y) your death, or (z) your Disability and such termination does not occur during the Change in Control Period), or (b) you terminate your employment with the Employer due to a Good Reason Termination and such termination does not occur during the Change in Control Period), then subject to the terms and conditions of the Plan

(including the Severance Release requirement under the Plan), you will receive the following Severance Benefits:

1. Cash Severance Benefits.

a. As described in Section 4.2.1 of the Plan, continuing payments of your Monthly Base Salary during the Non-CIC Severance Period (as defined in Exhibit A attached to and made a part of this Participation Agreement), payable in accordance with your Employer’s standard payroll procedures;

b. A lump sum cash payment in an aggregate amount equal to [Add for CEO and any others as determined by Administrator: one hundred percent (100%)] [Add for C-Suite-level and any others as determined by Administrator: the percentage derived from the quotient of (x) the number of days of the annual performance period in effect on the date of your Involuntary Termination that you were an Eligible Employee and (y) three hundred and sixty five (365) (the percentage derived from such quotient, the “Pro Rata Percentage”)] [Add for SVP-level and any others as determined by Administrator: the percentage derived from the quotient of (x) the number of days of the annual performance period in effect on the date of your Involuntary Termination that you were an Eligible Employee and (y) three hundred and sixty five (365) (the percentage derived from such quotient, the “Pro Rata Percentage”) up to seventy-five percent (75%)] [Add for VP and any others as determined by Administrator: the percentage derived from the quotient of (x) the number of days of the annual performance period in effect on the date of your Involuntary Termination that you were an Eligible Employee and (y) three hundred and sixty five (365) (the percentage derived from such quotient, the “Pro Rata Percentage”) up to fifty percent (50%)] of your Target Bonus, will be paid on the Payment Date in accordance with your Employer’s standard payroll procedures.

2. COBRA Benefit. If you and any Family Members have Qualifying Health Coverage (as defined in Section 4.1.2 of the Plan), and subject to the terms and conditions of Section 4.2.2 of the Plan, COBRA Benefits for the number of months in your Non-CIC Severance Period or until you have secured other employment that provides group health insurance coverage, whichever occurs first.

3. Equity Award Vesting Acceleration Benefit. [For the avoidance of doubt, you will not be entitled to any Equity Award vesting acceleration benefit under the Plan. Any outstanding and unvested Equity Awards held by you as of any Involuntary Termination not within the Change in Control Period will remain outstanding until the earlier of (i) a Change in Control or (ii) the date that is three (3) months following such Involuntary Termination. If no Change in Control occurs within the three (3)-month period following an Involuntary Termination outside of the Change in Control Period, any unvested portion of your Equity Awards automatically and permanently will be forfeited on the date that is three (3) months following the date of the Involuntary Termination without having vested.] OR [Add for CEO and any others as determined by Administrator: Twenty-five percent (25%) of your then unvested and outstanding Time-based Equity Awards will vest in full and be free of restrictions related to the exercisability or vesting thereof. For purposes of clarity, any outstanding and unvested Equity Awards held by you as of any Involuntary Termination not within the Change in Control Period will remain outstanding until the earlier of (i) a Change in Control or (ii) the date that is three (3) months following such Involuntary Termination. If no Change in Control occurs within the three (3)-month period following an Involuntary Termination outside of the Change in Control Period, any unvested portion of your Equity Awards automatically and permanently will be forfeited on the date that is three (3) months following the date of the Involuntary Termination without having vested.]

B. Involuntary Termination of Employment During the Change in Control Period.

In the event of an Involuntary Termination that occurs under the circumstances described in Section 4.1 of the Plan in subclause (a) or (b) (that is, (a) the Employer terminates your employment for a reason other than (x) Cause, (y) your death, or (z) your Disability and such termination occurs during the Change in Control Period), or (b) you terminate your employment with the Employer due to a Good Reason Termination and such termination occurs during the Change in Control Period), and as described in Section 4.1.1 of the Plan, then subject to the terms and conditions of the Plan (including the Severance Release requirement under the Plan), you will receive the following Severance Benefits:

1. Cash Severance Benefits.

a. Continuing payments of your Monthly Base Salary during the CIC Severance Period (as defined in Exhibit A attached to and made a part of this Participation Agreement), payable in accordance with your Employer’s standard payroll procedures; and

b. A lump sum cash payment in an aggregate amount equal to [Add for CEO and any others as determined by Administrator: one hundred fifty percent (150%)] [Add for C-Suite-level and any others as determined by Administrator: one hundred percent (100%)] [Add for SVP-level and any others as determined by Administrator: seventy-five percent (75%)] [Add for VP and any others as determined by Administrator: fifty percent (50%)] of your Target Bonus, will be paid on the Payment Date in accordance with your Employer’s standard payroll procedures; provided that, if the percentage listed in this Section. is less than the percentage derived from the quotient of (x) the number of days of the annual performance period in effect on the date of your Involuntary Termination that you were an Eligible Employee and (y) three hundred and sixty five (365) (the percentage derived from such quotient, the “Pro Rata Percentage”), then your lump sum cash payment pursuant to this Section will be equal to the product of the Pro Rata Percentage and the Target Bonus.

2. COBRA Benefit. If you and any Family Members have Qualifying Health Coverage (as defined in Section 4.1.2 of the Plan), and subject to the terms and conditions of Section 4.1.2 of the Plan, COBRA Benefits for the number of months in your CIC Severance Period or until you have secured other employment that provides group health insurance coverage, whichever occurs first.

3. Equity Award Vesting Acceleration Benefit. One hundred percent (100%) of your then unvested and outstanding Equity Awards will vest in full and be free of restrictions related to the exercisability or vesting thereof; provided, however, that any unvested and outstanding Equity Awards subject to performance-based vesting conditions (e.g., that are not Time-based Equity Awards), will accelerate assuming achievement of performance objectives at target levels of achievement.

Severance Release Requirement. In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Administrator the Severance Release, which must become effective and irrevocable within the requisite period set forth in the Severance Release and is subject to the Severance Release timing requirements specified in the Plan.

Golden Parachute Tax Reduction. Also, as explained in the Plan, your Severance Benefits (if any) will be reduced if necessary to avoid the Severance Benefits from becoming subject to “golden parachute” excise taxes under the Internal Revenue Code.

Please note that your Employer has the right to withhold from any Severance Benefits any applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Soleno Therapeutics, Inc. Key Executive Change in Control and Severance Plan; (2) you have carefully read this Participation Agreement and the Plan, including, but not limited to, the terms and conditions for participation in, and receipt of any Severance Benefits, under the Plan; and (3) the decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors, and will be given the maximum possible deference permitted by law.

SOLENO THERAPEUTICS, INC.

[NAME OF ELIGIBLE EMPLOYEE]

Name:
Title:
Date:

Attachment: Soleno Therapeutics, Inc. Key Executive Change in Control and Severance Plan

Exhibit A to the

Soleno Therapeutics, Inc.

Key Executive Change in Control and Severance Plan

Participation Agreement for

[NAME OF ELIGIBLE EMPLOYEE]

1. “Cause” Definition. For the purposes of the Plan and the Participation Agreement, “Cause” means: (a) your act of personal dishonesty in connection with your responsibilities as an employee that is intended to result in your substantial personal enrichment; (b) your being convicted of, or pleading no contest or guilty to, (i) a misdemeanor that the Company reasonably believes has had or will have a material detrimental effect on the Company, or (ii) any felony; (c) your gross misconduct; (d) your willful and continued failure to perform the duties and responsibilities of your position after there has been delivered to you a written demand for performance from the Company that describes the basis for the Company’s belief that you have not substantially performed your duties and you have not corrected such failure within thirty (30) days of such written demand; or (e) your material violation of any written Company employment policy or standard of conduct, including a material breach of your confidential information agreement with the Company. For purposes of clarity, the termination of your employment due to death or Disability is not, by itself, deemed to be a termination by the Company other than for Cause.

2. “CIC Severance Period” Definition. For the purposes of the Plan and this Participation Agreement, “CIC Severance Period” means the period of time commencing immediately after the termination of your employment with the Employer through the date that is [Add for CEO and any others as determined by Administrator: twenty-four (24) months following such termination date.] [Add for C-Suite-level and any others as determined by Administrator: eighteen (18) months following such termination date.] [Add for SVP-level and any others as determined by Administrator: twelve (12) months following such termination date.] [Add for VP-level and any others as determined by Administrator: nine (9) months following such termination date.]

3. “Good Reason Termination” Definition. For the purposes of the Plan and the Participation Agreement, “Good Reason Termination” means: your resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your consent: (a) a material reduction in Monthly Base Salary, excluding the substitution of substantially equivalent compensation and benefits, that is not generally applicable to all Company senior management or employees of the Company generally; (b) a material reduction of your authority, duties or responsibilities, unless you are provided with a comparable position; provided, however, that a reduction in authority, duties, or responsibilities solely by virtue of the Company being acquired and made part of a larger entity within as a subsidiary, business unit or otherwise (as, for example, when the Chief Executive Officer of the Company remains as such following an acquisition where the Company becomes a wholly owned subsidiary of the acquirer, but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason”; or (c) a material change in the geographic location of your primary work facility or location; provided, that a relocation of fifty (50) miles or less from your then present location or to your home as your primary work location will not be considered a material change in geographic location. In order for an event to qualify as Good Reason, you must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice, and such grounds must not have been cured during such time.

4. “Non-CIC Severance Period” Definition. For the purposes of the Plan and this Participation Agreement, “Non-CIC Severance Period” means the period of time commencing immediately after the termination of your employment with the Employer through the date that is [Add CEO and any others as determined by Administrator: eighteen (18) months following such termination date.] [Add for C-Suite-level and any others as determined by Administrator: twelve (12) months following such termination date.] [Add for SVP-level and any others as determined by Administrator: nine (9) months following such termination date.] [Add for VP-level and any others as determined by Administrator: six (6) months following such termination date.]